UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 13D/A Under the Securities Exchange Act of 1934 (Amendment No. 12)

Soufun Holdings Limited
(Name of Issuer)

Class A ordinary shares, par value HK$1.00 per share
(Title of Class of Securities)

836034108**
(CUSIP Number)
James C. Lin Davis Polk & Wardwell Hong Kong Club Building 3A Chater Road Hong Kong +852 2533 3368
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

March 19, 2015
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-l(f) or 240.13d-l(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

**This CUSIP number applies to the American Depositary Shares, evidenced by American Depositary Receipts, five American Depositary Shares representing one Class A Ordinary Share. No CUSIP has been assigned to the Class A Ordinary Shares.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 836034108	13D	Page 2 of 21 Pages

1.	NAME OF REPORTING PERSON Hunt 7-A Guernsey L.P. Inc
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Guernsey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 2,548,450
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 2,548,450
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,548,450
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.4% (1)
14.	TYPE OF REPORTING PERSON (See Instructions) PN

(1)        Based on 58,364,924 Class A Ordinary Shares outstanding as of December 31, 2014, as disclosed on Form 6-K filed by the Issuer on February 11, 2015.

CUSIP No. 836034108	13D	Page 3 of 21 Pages

1.	NAME OF REPORTING PERSON Apax Europe VII-A L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 2,548,450
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 2,548,450
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,548,450
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.4% (2)
14.	TYPE OF REPORTING PERSON (See Instructions) PN

(2)        Based on 58,364,924 Class A Ordinary Shares outstanding as of December 31, 2014, as disclosed on Form 6-K filed by the Issuer on February 11, 2015.

CUSIP No. 836034108	13D	Page 4 of 21 Pages

1.	NAME OF REPORTING PERSON Hunt 7-B Guernsey L.P. Inc
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Guernsey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 4,798,939
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 4,798,939
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,798,939
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.2% (3)
14.	TYPE OF REPORTING PERSON (See Instructions) PN

(3)        Based on 58,364,924 Class A Ordinary Shares outstanding as of December 31, 2014, as disclosed on Form 6-K filed by the Issuer on February 11, 2015.

CUSIP No. 836034108	13D	Page 5 of 21 Pages

1.	NAME OF REPORTING PERSON Apax Europe VII-1 L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 4,798,939
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 4,798,939
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,798,939
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.2% (4)
14.	TYPE OF REPORTING PERSON (See Instructions) PN

(4)        Based on 58,364,924 Class A Ordinary Shares outstanding as of December 31, 2014, as disclosed on Form 6-K filed by the Issuer on February 11, 2015.

CUSIP No. 836034108	13D	Page 6 of 21 Pages

1.	NAME OF REPORTING PERSON Apax Europe VII-B L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 4,798,939
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 4,798,939
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,798,939
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.2% (5)
14.	TYPE OF REPORTING PERSON (See Instructions) PN

(5)        Based on 58,364,924 Class A Ordinary Shares outstanding as of December 31, 2014, as disclosed on Form 6-K filed by the Issuer on February 11, 2015.

CUSIP No. 836034108	13D	Page 7 of 21 Pages

1.	NAME OF REPORTING PERSON Apax Europe VI-1 L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 4,798,939
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 4,798,939
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,798,939
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.2% (6)
14.	TYPE OF REPORTING PERSON (See Instructions) PN

(6)        Based on 58,364,924 Class A Ordinary Shares outstanding as of December 31, 2014, as disclosed on Form 6-K filed by the Issuer on February 11, 2015.

CUSIP No. 836034108	13D	Page 8 of 21 Pages

1.	NAME OF REPORTING PERSON Hunt 7-A GP Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Guernsey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 7,347,389
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 7,347,389
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,347,389
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.6% (7)
14.	TYPE OF REPORTING PERSON (See Instructions) OO

(7)        Based on 58,364,924 Class A Ordinary Shares outstanding as of December 31, 2014, as disclosed on Form 6-K filed by the Issuer on February 11, 2015.

CUSIP No. 836034108	13D	Page 9 of 21 Pages

1.	NAME OF REPORTING PERSON Hunt 6-A Guernsey L.P. Inc
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Guernsey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 2,821,798
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 2,821,798
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,821,798
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.8% (8)
14.	TYPE OF REPORTING PERSON (See Instructions) PN

(8)        Based on 58,364,924 Class A Ordinary Shares outstanding as of December 31, 2014, as disclosed on Form 6-K filed by the Issuer on February 11, 2015.

CUSIP No. 836034108	13D	Page 10 of 21 Pages

1.	NAME OF REPORTING PERSON Hunt 6-A GP Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Guernsey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 2,821,798
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 2,821,798
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,821,798
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.8% (9)
14.	TYPE OF REPORTING PERSON (See Instructions) OO

(9)        Based on 58,364,924 Class A Ordinary Shares outstanding as of December 31, 2014, as disclosed on Form 6-K filed by the Issuer on February 11, 2015.

CUSIP No. 836034108	13D	Page 11 of 21 Pages

1.	NAME OF REPORTING PERSON Apax Europe VI-A, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 2,821,798
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 2,821,798
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,821,798
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.8% (10)
14.	TYPE OF REPORTING PERSON (See Instructions) PN

(10)        Based on 58,364,924 Class A Ordinary Shares outstanding as of December 31, 2014, as disclosed on Form 6-K filed by the Issuer on February 11, 2015.

CUSIP No. 836034108	13D	Page 12 of 21 Pages

1.	NAME OF REPORTING PERSON Apax Europe VI GP L.P. Inc
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Guernsey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 7,620,737
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 7,620,737
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,620,737
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.1% (11)
14.	TYPE OF REPORTING PERSON (See Instructions) OO

(11)        Based on 58,364,924 Class A Ordinary Shares outstanding as of December 31, 2014, as disclosed on Form 6-K filed by the Issuer on February 11, 2015.

CUSIP No. 836034108	13D	Page 13 of 21 Pages

1.	NAME OF REPORTING PERSON Apax Europe VI GP Co. Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Guernsey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 7,620,737
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 7,620,737
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,620,737
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.1% (12)
14.	TYPE OF REPORTING PERSON (See Instructions) OO

(12)        Based on 58,364,924 Class A Ordinary Shares outstanding as of December 31, 2014, as disclosed on Form 6-K filed by the Issuer on February 11, 2015.

CUSIP No. 836034108	13D	Page 14 of 21 Pages

1.	NAME OF REPORTING PERSON Apax Europe VII GP L.P. Inc.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Guernsey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 7,347,389
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 7,347,389
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,347,389
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.6% (13)
14.	TYPE OF REPORTING PERSON (See Instructions) OO

(13)       Based on 58,364,924 Class A Ordinary Shares outstanding as of December 31, 2014, as disclosed on Form 6-K filed by the Issuer on February 11, 2015.

CUSIP No. 836034108	13D	Page 15 of 21 Pages

1.	NAME OF REPORTING PERSON Apax Europe VII GP Co. Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Guernsey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 7,347,389
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 7,347,389
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,347,389
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.6% (14)
14.	TYPE OF REPORTING PERSON (See Instructions) OO

(14)        Based on 58,364,924 Class A Ordinary Shares outstanding as of December 31, 2014, as disclosed on Form 6-K filed by the Issuer on February 11, 2015.

CUSIP No. 836034108	13D	Page 16 of 21 Pages

This Amendment No. 12 (this “Amendment No. 12”) amends that certain Schedule 13D previously filed with the Securities and Exchange Commission (the “SEC”) on October 1, 2010 (the “Original 13D”), as amended and supplemented by Amendment No. 1 to the Original 13D filed with the SEC on September 19, 2012 (“Amendment No. 1”), Amendment No. 2 to the Original 13D filed with the SEC on November 29, 2012 (“Amendment No. 2”), Amendment No. 3 to the Original 13D filed with the SEC on December 6, 2013 (“Amendment No. 3”), Amendment No. 4 to the Original 13D filed with the SEC on January 9, 2014 (“Amendment No. 4”), Amendment No. 5 to the Original 13D filed with the SEC on June 6, 2014 (“Amendment No. 5”), Amendment No. 6 to the Original 13D filed with the SEC on June 13, 2014 (“Amendment No. 6”), Amendment No. 7 to the Original 13D filed with the SEC on September 30, 2014 (“Amendment No. 7”), Amendment No. 8 to the Original 13D filed with the SEC on December 23, 2014 (“Amendment No. 8”), Amendment No. 9 to the Original 13D filed with the SEC on February 12, 2015 (“Amendment No. 9”) , Amendment No. 10 to the Original 13D filed with the SEC on February 20, 2015 (“Amendment No.10”), Amendment No. 11 to the Original 13D filed with the SEC on March 16, 2015 (“Amendment No. 11” and together with the Original 13D, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8, Amendment No. 9, Amendment No. 10 and this Amendment No. 12, the “Schedule 13D”) relating to the Class A Ordinary Shares, HK$1.00 par value per share of SouFun Holdings Limited (the “Issuer”), a Cayman Islands exempted company with limited liability.  The Issuer’s American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts, five American Depositary Shares representing one Class A Ordinary Share, are listed on the New York Stock Exchange under the symbol “SFUN.”

This Amendment No. 12 is being filed to report changes to the beneficial ownership as a result of the open market sales of ADSs, representing Class A Ordinary Shares by one or more Reporting Persons.

Unless otherwise stated herein, the Schedule 13D remains in full force and effect. Capitalized terms used therein and not defined herein have the meanings ascribed thereto in the Schedule 13D.

Item 2. Identity and Background

The first sentence of the second paragraph of Item 2 is hereby amended and restated as follows:

Each of Apax 7-A, Apax 7-B and Apax 6-A is a Guernsey limited partnership and as of the date hereof, owns 2,548,450, 4,798,939  and 2,821,798  Class A Ordinary Shares, respectively.

Item 4.  Purpose of Transaction

Item 4 is hereby amended and supplemented by adding the following at the end thereof:

Between March 17, 2015 and March 19, 2015 (inclusive) the Reporting Persons sold an aggregate of 13,968,685 ADSs, representing 2,793,737 Class A Ordinary Shares, in open market transactions, which amount constitutes 4.8% of the outstanding Class A Ordinary Shares.

Item 5.  Interest in Securities of the Issuer

Items 5(a), (b) and (c) are hereby amended and restated as follows:

(a) and (b)

The information set forth in the cover pages of this Amendment No. 12 is incorporated herein by reference.

All ownership percentages set forth in this Item 5 are based on 58,364,924 Class A Ordinary Shares outstanding as of December 31, 2014, as disclosed on Form 6-K filed by the Issuer on February 11, 2015.

Apax 7-A may be deemed to beneficially own 2,548,450 Class A Ordinary Shares, which amount constitutes 4.4% of the outstanding Class A Ordinary Shares.  Apax Europe VII-A, L.P., as a result of the relationships described in Item 2, may be deemed to have or share beneficial ownership of such Class A Ordinary Shares.

CUSIP No. 836034108	13D	Page 17 of 21 Pages

Apax 7-B may be deemed to beneficially own 4,798,939 Class A Ordinary Shares, which amount constitutes 8.2% of the outstanding Class A Ordinary Shares.  Each of Apax Europe VII-1, L.P., Apax Europe VII-B, L.P. and Apax Europe VI-1, L.P., as a result of the relationships described in Item 2, may be deemed to have or share beneficial ownership of such Class A Ordinary Shares.

Hunt 7-A GP Limited, as a result of the relationships described in Item 2, may be deemed to have or share beneficial ownership of 7,347,389 Class A Ordinary Shares with Apax 7-A and Apax 7-B, which amount constitutes 12.6% of the outstanding Class A Ordinary Shares.

Apax 6-A may be deemed to beneficially own 2,821,798 Class A Ordinary Shares, which amount constitutes 4.8% of the outstanding Class A Ordinary Shares.  Each of Hunt 6-A GP Limited and Apax Europe VI-A, L.P., as a result of the relationships described in Item 2, may be deemed to have or share beneficial ownership of such Class A Ordinary Shares.

Each of the Apax Europe VII Funds GPs, as a result of the relationships described in Item 2, may be deemed to have or share beneficial ownership of 7,347,389 Class A Ordinary Shares with the Apax Europe VII Funds, which amount constitutes 12.6% of the outstanding Class A Ordinary Shares.

Each of the Apax Europe VI Funds GPs, as a result of the relationships described in Item 2, may be deemed to have or share beneficial ownership of 7,620,737 Class A Ordinary Shares with the Apax Europe VI Funds, which amount constitutes 13.1% of the outstanding Class A Ordinary Shares.

Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of such persons, other than Apax 7-A, Apax 7-B or Apax 6-A that it is the beneficial owner of any of the Class A Ordinary Shares referred to herein for purposes of the Securities Exchange Act of 1934, or for any other purpose, and such beneficial ownership is expressly disclaimed.

(c) Other than as disclosed below, there have been no transactions in the Issuer’s shares by the Reporting Persons.

On March 17, 2015, Apax 7-A sold 9,348 ADSs, representing 1,870 Class A Ordinary Shares, Apax 7-B sold 17,602 ADSs, representing 3,520 Class A Ordinary Shares and Apax 6-A sold 10,350 ADSs, representing 2,070 Class A Ordinary Shares, in each case through its broker Credit Suisse Securities (USA) LLC in an open market transaction for $5.5 per ADS, representing $27.5 per share.

On March 18, 2015, Apax 7-A sold 346,182 ADSs, representing 69,236 Class A Ordinary Shares, Apax 7-B sold 651,889 ADSs, representing 130,378 Class A Ordinary Shares and Apax 6-A sold 383,314 ADSs, representing 76,663 Class A Ordinary Shares, in each case through its broker Credit Suisse Securities (USA) LLC in an open market transaction for $5.5096 per ADS, representing $27.548 per share.

On March 19, 2015, Apax 7-A sold 3,145,093ADSs, representing 629,019 Class A Ordinary Shares, Apax 7-B sold 5,922,467 ADSs, representing 1,184,493 Class A Ordinary Shares and Apax 6-A sold 3,482,440 ADSs, representing 696,488  Class A Ordinary Shares, in each case through its broker Credit Suisse Securities (USA) LLC in an open market transaction for $5.5035 per ADS, representing $27.5175 per share.

CUSIP No. 836034108	13D	Page 18 of 21 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 20, 2015

HUNT 7-A GUERNSEY L.P. INC

By:	/s/ Andrew W Guille
	Name:	Andrew W Guille
	Title:	Director of General Partner

HUNT 7-B GUERNSEY L.P. INC

By:	/s/ Andrew W Guille
	Name:	Andrew W Guille
	Title:	Director of General Partner

HUNT 7-A GP LIMITED

By:	/s/ Andrew W Guille
	Name:	Andrew W Guille
	Title:	Director

HUNT 6-A GUERNSEY L.P. INC

By:	/s/ Andrew W Guille
	Name:	Andrew W Guille
	Title:	Director of General Partner

CUSIP No. 836034108	13D	Page 19 of 21 Pages

HUNT 6-A GP LIMITED

By:	/s/ Andrew W Guille
	Name:	Andrew W Guille
	Title:	Director

BY APAX EUROPE VI GP CO. LIMITED ACTING ON BEHALF OF APAX EUROPE VI GP L.P. INC., ITS GENERAL PARTNER ACTING ON BEHALF OF

APAX EUROPE VI-A, L.P.

By:	/s/ Andrew W Guille
	Name:	Andrew W Guille
	Title:	Director of General Partner

BY APAX EUROPE VI GP CO. LIMITED ACTING ON BEHALF OF APAX EUROPE VI GP L.P. INC., ITS GENERAL PARTNER ACTING ON BEHALF OF

APAX EUROPE VI-1, L.P.

By:	/s/ Andrew W Guille
	Name:	Andrew W Guille
	Title:	Director of General Partner

BY APAX EUROPE VII GP CO. LIMITED ACTING ON BEHALF OF APAX EUROPE VII GP L.P. INC., ITS GENERAL PARTNER ACTING ON BEHALF OF

APAX EUROPE VII-A, L.P.

By:	/s/ Andrew W Guille
	Name:	Andrew W Guille
	Title:	Director of General Partner

CUSIP No. 836034108	13D	Page 20 of 21 Pages

BY APAX EUROPE VII GP CO. LIMITED ACTING ON BEHALF OF APAX EUROPE VII GP L.P. INC., ITS GENERAL PARTNER ACTING ON BEHALF OF

APAX EUROPE VII-B, L.P.

By:	/s/ Andrew W Guille
	Name:	Andrew W Guille
	Title:	Director of General Partner

BY APAX EUROPE VII GP CO. LIMITED ACTING ON BEHALF OF APAX EUROPE VII GP L.P. INC., ITS GENERAL PARTNER ACTING ON BEHALF OF

APAX EUROPE VII-1, L.P.

By:	/s/ Andrew W Guille
	Name:	Andrew W Guille
	Title:	Director of General Partner

APAX EUROPE VI GP L.P. INC.

By: Apax Europe VI GP Co. Limited, its general partner

By:	/s/ Andrew W Guille
	Name:	Andrew W Guille
	Title:	Director

APAX EUROPE VI GP CO. LIMITED

By:	/s/ Andrew W Guille
	Name:	Andrew W Guille
	Title:	Director

CUSIP No. 836034108	13D	Page 21 of 21 Pages

APAX EUROPE VII GP L.P. INC.

By: Apax Europe VII GP Co. Limited, its general partner

By:	/s/ Andrew W Guille
	Name:	Andrew W Guille
	Title:	Director

APAX EUROPE VII GP CO. LIMITED

By:	/s/ Andrew W Guille
	Name:	Andrew W Guille
	Title:	Director